Exhibit 99.1

Contacts:	Investors:
John O’Hara Horsley	Kristine Mozes
Transmeta Corporation	Mozes Communications LLC
(408) 919-3000	(781) 652-8875
TRANSMETA LICENSES LONGRUN AND LOW POWER COMPUTING
TECHNOLOGY TO NVIDIA
SANTA CLARA, CA — August 6, 2008 — Transmeta Corporation (NASDAQ: TMTA) today announced that it has entered into an agreement with NVIDIA Corporation granting NVIDIA a non-exclusive license to Transmeta’s Long Run and LongRun2 technologies and other intellectual property for use in connection with NVIDIA products.
The agreement grants to NVIDIA a non-exclusive and fully paid-up license to all of Transmeta’s patents and patent applications, and a non-exclusive license and transfer of certain Transmeta advanced power management and other computing technologies.
Under the agreement, NVIDIA agrees to pay Transmeta a one-time, non-refundable license fee of $25.0 million. The agreement also includes mutual general releases of all claims by both parties.
“We are very pleased to have achieved this license agreement with NVIDIA,” said Les Crudele, president and CEO of Transmeta. “We believe that this agreement both illustrates the value of Transmeta’s intellectual property and technologies to our industry and realizes for Transmeta stockholders an immediate return from the strategic licensure of our intellectual property rights.”
About Transmeta Corporation
Transmeta Corporation develops and licenses innovative computing, microprocessor and semiconductor technologies and related intellectual property. Founded in 1995, Transmeta first became known for designing, developing and selling its highly efficient x86-compatible software-based microprocessors, which deliver a balance of low power consumption, high performance, low cost and small size suited for diverse computing platforms. Transmeta is presently focused on developing and licensing its advanced power management technologies for controlling leakage and increasing power efficiency in semiconductor and computing devices, and in licensing its computing and microprocessor technologies to other companies. To learn more about Transmeta, visit www.transmeta.com.
Transmeta, LongRun and LongRun2 are trademarks of Transmeta Corporation.
Safe Harbor Statement
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from our actual results or future events. We urge investors to review our filings with the Securities and Exchange Commission, including our most recent reports on Forms 10-K, 10-Q, and 8-K, which describe important risk factors that could have an adverse effect on our results. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.
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